Consent of Independent Auditors

The Board of Directors
NetObjects, Inc. and Subsidiaries:

We consent to incorporation herein by reference of our report dated October 22, 1999, relating to the balance sheet of Sitematic, Inc. as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the September 30, 1999 annual report on Form 10-K/A of NetObjects, Inc.

San Diego,  California
March 21, 2000